Exhibit 99.1

QT Imaging Announces $18 Million Private Placement Financing to Accelerate Growth

Company to initiate NASDAQ relisting process

Novato, Calif. – October 1, 2025 – QT Imaging Holdings, Inc. (“QT Imaging” or the “Company”) (OTCQB: QTIH), a medical device company engaged in research, development, and commercialization of innovative body imaging systems, is pleased to announce that it has entered into a securities purchase agreement for a private investment in public equity (“PIPE”) financing that is expected to result in gross proceeds to the Company of approximately $18.0 million, before deducting placement agent fees and offering expenses.
The fully subscribed private placement financing included anchoring from Sio Capital Management and participation from other institutional and existing company investors. The Company intends to enhance the balance sheet by repaying $5.0 million of its restated and amended senior secured term loan with Lynrock Lake Master Fund LP, and use the balance of the net proceeds from the offering for expanding its U.S.A. and global go-to-market activities, and for deploying QTI Cloud Platform.
“We appreciate the support of this high-conviction group of healthcare specialist investors that shares the vision of transforming QTI into a precision imaging AI company,” said QT Imaging’s Chief Executive Officer, Dr. Raluca Dinu. “Today marks an important inflection point for our business. With this investment, together with our existing cash, we are very well-positioned to continue executing our global growth strategy. This also comes at an especially opportune time as we make final preparations to relist on the NASDAQ.”
Ladenburg Thalmann & Co. Inc. is acting as the exclusive placement agent for the private placement financing.
Pursuant to the terms of the securities purchase agreement, the Company is selling an aggregate of 12,120,798.00 shares of common stock (or pre-funded warrant in lieu thereof) and common warrants to purchase up to 12,120,798.00 shares of common stock at a purchase price of $1.50 per share (or pre-funded warrant in lieu thereof), subject to certain beneficial ownership limitations set by each holder. The warrants issued in the offering are exercisable at an exercise price of $1.50 per share, and only for cash, and will expire five years from the date of issuance. The closing of the financing is anticipated to be on or before October 3, 2025, subject to customary closing conditions.
The unregistered shares of common stock, pre-funded warrants and warrants sold in the PIPE financing described above were offered under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”) and Regulation D promulgated thereunder and, along with the shares of common stock underlying the pre-funded warrants and warrants, have not been registered under the Act or applicable state securities laws. Accordingly, the shares of common stock, the pre-funded warrants, the warrants and the shares of common stock underlying the pre-funded warrants and warrants may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (“SEC”) or an applicable exemption from such registration requirements. The securities were offered only to accredited investors or qualified institutional buyers. Pursuant to the terms of the securities purchase agreement, the Company has agreed to file one or more registration statements with the SEC covering the resale of the unregistered shares of common stock and the shares issuable upon exercise of the unregistered pre-funded warrants and warrants.

Exhibit 99.1
This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. For media inquiries, please contact:
Stephen Kilmer
Head of Investor Relations
Stephen.Kilmer@qtimaging.com
Direct: (646) 274-3580

About QT Imaging Holdings, Inc.
QT Imaging Holdings, Inc. is a public (OTCQB: QTIH) medical device company engaged in research, development, and commercialization of innovative body imaging systems using low frequency sound waves. QT Imaging Holdings, Inc. strives to improve global health outcomes. Its strategy is predicated upon the fact that medical imaging is critical to the detection, diagnosis, and treatment of disease and that it should be safe, affordable, accessible, and centered on the patient’s experience. For more information on QT Imaging Holdings, Inc., please visit the company’s website at www.qtimaging.com.
Breast Acoustic CT™ is a trademark of an affiliate of QT Imaging Holdings, Inc.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contain words such as “will,” and “expect,” or the negative thereof or comparable terminology, and include (without limitation) statements regarding regarding the closing of the PIPE, the intended use of proceeds from the PIPE, the filing of a registration statement covering the resale of the securities being sold, and the Company’s expectations, hopes, beliefs, intentions, plans, prospects or strategies regarding its future business plans. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. These risks include, but are not limited to: research results from the use of the QT Imaging Breast Acoustic CT Scanner, the ability of QT Imaging Holdings to sell and deploy the QT Imaging Breast Acoustic CT Scanner, the ability to extend product offerings into new areas or products, the ability to commercialize technology, unexpected occurrences that deter the full documentation and “bring to market” plan for products, trends, and fluctuations in the industry, changes in demand and purchasing volume of customers, unpredictability of suppliers, the ability to attract and retain qualified personnel, and the ability to move product sales to production levels. Additional factors that could cause actual results to differ are discussed under the heading “Risk Factors” and in other sections of QT Imaging Holdings’ filings with the SEC, and in its other current and periodic reports filed or furnished from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to QT Imaging Holdings as of the date hereof, and QT Imaging Holdings assumes no obligation to update any forward-looking statement.